Exhibit 3.2

AMENDED AND RESTATED CODE OF REGULATIONS
of
UNITED BANCORP, INC.

(Last amended April 16, 2008)

MEETINGS OF SHAREHOLDERS

Section 1.  Annual Meeting.

The annual meeting of shareholders of the Corporation shall be held on the third Wednesday in April or at such other time and on such business day as the directors may determine each year.  The annual meeting shall be held at the principal office of the Corporation or at such other place within or without the State of Ohio as the directors may determine.  The directors shall be elected at the annual meeting of shareholders and such other business transacted as may properly be brought before the meeting.

Section 2.  Special Meetings.

Special meetings of the shareholders may be called at any time by the Chairman of the Board, the President, or by the directors by action at a meeting or a majority of the directors acting without a meeting or by shareholders holding 50% or more of the outstanding shares entitled to vote at the special meeting of shareholders.  Such meetings may be held within or without the State of Ohio at such time and place as may be specified in the notice thereof.

Section 3.  Notice of Meetings.

Written notice of every annual or special meeting of the shareholders stating the time, place and purposes thereof shall be given to each shareholder entitled to notice as proved by law, not less than seven nor more than sixty days before the date of the meeting.  Such notice may be given by or at the direction of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President or the Secretary by personal delivery or by mail addressed to the shareholder at his last address as it appears on the records of the Corporation.  Any shareholder may waive in writing notice of any meeting, either before or after the holding of such meeting, and, by attending any meeting without protesting the lack of proper notice, shall be deemed to have waived notice thereof.

Section 4.  Quorum and Adjournments.

Except as may be otherwise required by law or by the Articles of Incorporation or these Regulations, the holders of a majority of the then outstanding shares entitled to vote in an election of directors, taken together as a single class (“Voting Shares”), present in person or by proxy, shall constitute a quorum; proved that any meeting duly called, whether a quorum is present or otherwise may, by vote of the holders of the majority of the Voting Shares represented at the meeting, be adjourned from time to time, in which case no further notice of any such adjourned meeting need be given.

Section 5.  Business to be Conducted at Meetings.

At any meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before a meeting of shareholders, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the directors, otherwise properly brought before the meeting by or at the direction of the directors or otherwise properly brought before the meeting by a shareholder.  For business to be properly brought before a meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation.  To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than twenty-five (25) days nor more than sixty (60) days prior to the meeting; provided, however, that in the event that less than twenty-five (25) days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.  A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by such shareholder, and (iv) any material interest of such shareholder in such business.

Notwithstanding anything in the Regulations of the Corporation to the contrary, no business shall be conducted at a meeting of shareholders except in accordance with the procedures set forth in this Section 5.

The Chairman of the meeting of shareholders shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 5 in which event any such business not properly brought before the meeting shall not be acted upon.

DIRECTORS

Section 6.  Number.

The number of directors shall not be less than seven (7) nor more than twenty-five (25), the exact number of directors to be determined from time to time by the majority vote of the directors then in office, and such exact number shall be seven (7) until otherwise so determined.

Section 7.  Nominations.

(a)  Only persons who are nominated in accordance with the procedures set forth in this Section 7 shall be eligible for election by shareholders as directors.  Nominations of persons for election as directors of the Corporation may be made by or at the direction of the board of directors or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in paragraph (b) of this Section 7.

(b)  Nominations other than those made by or at the direction of the directors, shall be made only pursuant to timely notice in writing to the Secretary of the Corporation.  To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than forty (40) days nor more than sixty (60) days prior to the meeting.  Such shareholder’s notice shall set forth (a) as to each person who is not an incumbent director whom the shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Corporation which are beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice, (i) the name and record address of such shareholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder.  Such notice shall be accompanied by the written consent of each proposed nominee to serve as a director of the Corporation, if elected.  The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions of this Section 7, and, if he should so determine, the defective nomination shall be void and ineffective and the person or persons so nominated shall not be eligible for election.

Section 8.  Election and Term of Office of Directors.

The directors shall be elected annually to serve until the next annual meeting of shareholders and until their successors shall have been elected, or until their earlier death, resignation, or removal from office.

Section 9.  Removal.

Subject to the rights of the holders of any series of Preferred Shares then outstanding, directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of the outstanding Shares entitled to vote generally in the election of directors, voting together as a single class.  Directors may also be removed by action of the Board of Directors for the reasons provided by the Ohio Revised Code.

For the purposes of this Section, “cause” shall mean:  (i) declaration of unsound mind by order of court; (ii) conviction of a felony or misdemeanor involving moral turpitude; (iii) a final judgment by a court of competent jurisdiction that the director committed a gross dereliction of his or her duties as a director which resulted in material injury to the Corporation; (iv) a final judgment by a court of competent jurisdiction that the director willfully violated any banking law, rule, regulation or final cease-and-desist order entered by federal and state banking regulators; or (v) a final judgment by a court of competent jurisdiction that the director engaged in intentional misconduct or a knowing violation of law, and that such misconduct or violation resulted in both material injury to the Corporation and an improper substantial personal benefit.

Section 10.  Vacancies.

Whenever any vacancy shall occur among the directors, the remaining directors shall constitute the directors of the Corporation until such vacancy is filled or until the number of directors is changed pursuant to Section 6 hereof.  Except in cases where a director is removed as provided by law and these Regulations and his successor is elected by the shareholders, the remaining directors may, by a vote of a majority of their number, fill any vacancy for the unexpired term.  A majority of the directors then in office may fill any vacancy that results from an increase in the number of directors.

Section 11.  Quorum and Adjournments.

A majority of the directors in office at the time shall constitute a quorum, provided that any meeting duly called, whether a quorum is present or otherwise, may, by vote of a majority of the directors present, adjourn from time to time and place to place within or without the State of Ohio, in which case no further notice of the adjourned meeting need be given.  At any meeting at which a quorum is present, all questions and business shall be determined by the affirmative vote of not less than a majority of the directors present, except as is otherwise provided in the Articles of Incorporation or these Regulations or is otherwise authorized by Section 1701.60(A)(1) of the Ohio Revised Code.

Section 12.  Organization Meeting.

Immediately after each annual meeting of the shareholders at which directors are elected, or at the next regular meeting of the directors thereafter, the directors shall hold an organization meeting for the purpose of electing officers and transacting other business.  If held immediately after the annual meeting, notice of such meeting need not be given.

Section 13.  Regular Meetings.

Regular meetings of the directors may be held at such times and places within or without the State of Ohio as may be provided for in by-laws or resolutions adopted by the directors and upon such notice, if any, as shall be so provided for.

Section 14.  Special Meetings.

Special meetings of the directors may be held at any time within or without the State of Ohio upon call by the Chairman of the Board, the President, or by any two directors.  Notice of each such meeting shall be given to each director by mail, not less than five (5) days prior to such meeting, or by personal delivery, telecopy, electronic mail or by telephone not less than the day prior to such meeting.  Any director may waive in writing notice of any meeting, and, by attending any meeting without protesting the lack of proper notice, shall be deemed to have waived notice thereof.  Unless otherwise limited in the notice thereof, any business may be transacted at any organization, regular or special meeting.

EXECUTIVE COMMITTEE AND OTHER COMMITTEES

Section 15.  Membership and Organization.

(a)   The directors, at any time, may elect from their number an Executive Committee which shall consist of three or more directors of the Corporation, each of whom shall hold office during the pleasure of the directors and may be removed at any time, with or without cause, by vote thereof.

(b)   Vacancies occurring in the Executive Committee may be filled by the directors.

(c)
In the event the directors have not designated a Chairman of the Executive Committee, the Executive Committee shall appoint one of its own number as Chairman of the Executive Committee who shall preside at all meetings and may also appoint a Secretary (who need not be a member of the Executive Committee) who shall keep its records and who shall hold office at the pleasure of the Executive Committee.

Section 16.  Meetings.

(a)   Regular meetings of the Committee may be held without notice of the time, place or purposes thereof and shall be held at such times and places within or without the State of Ohio as the Committee may from time to time determine.

(b)   Special meetings may be held upon notice of the time, place and purposes thereof at any place within or without the State of Ohio and until otherwise ordered by the Committee shall be held at any time and place at the call of the Chairman or any two members of the Committee.

(c)   At any regular or special meeting the Committee may exercise any or all of its powers, and any business which shall come before any regular or special meeting may be transacted thereat, provided a majority of the Committee is present, but in every case the affirmative vote of a majority of all of the members of the Committee shall be necessary to take any action.

(d)   Any authorized action by the Committee may be taken without a meeting by a writing signed by all the members of the Committee.

Section 17.  Powers.

Except as its powers, duties and functions may be limited or prescribed by the directors, during the intervals between the meetings of the directors, the Committee shall possess and may exercise all the powers of the directors provided that the Committee shall not be empowered to declare dividends, elect or remove officers at the level of Executive Vice President or above, fill vacancies among the directors or Executive Committee, adopt an agreement of merger or consolidation, recommend to the shareholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, nor recommend to the shareholders a dissolution of the Corporation or revocation of a dissolution.  All actions of the Committee shall be reported to the directors at their meeting next succeeding such action.

Section 18.  Other Committees.

(a)  The directors may elect other committees from among the directors in addition to or in lieu of the Executive Committee and give to them any of the powers which under the foregoing provisions could be vested in the Executive Committee.

(b)  Vacancies occurring in any committee formed pursuant to Section 18(a) may be filled by the directors.

OFFICERS

Section 19.  Officers Designated.

The directors, at their organization meeting or at a special meeting held in lieu thereof or to the extent otherwise necessary shall elect, and unless otherwise determined by the directors there shall be, a Chairman of the Board, a President, a Chief Executive Officer, a Secretary, a Treasurer and, in their discretion, one or more Vice Presidents, who may be designated an Executive or Senior Vice President, an Assistant Secretary or Secretaries, an Assistant Treasurer or Treasurers, and such other officers as the directors may deem appropriate.  Any two or more of such offices other than that of President and Vice President, or Secretary and Assistant Secretary, or Treasurer and Assistant Treasurer, may be held by the same person, including, without limitation, the office of the Chairman of the Board and the President but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Articles of Incorporation, these Regulations or any by-laws to be executed, acknowledged, or verified by two or more officers.  The Chief Executive Officer shall be a director and shall also be either the Chairman of the Board or the President.

Section 20.  Tenure of Office.

The officers of the Corporation shall hold office for such terms as the directors shall determine from time to time.  The directors may remove any officer at any time with or without cause by a majority vote of the directors in office at the time.  A vacancy, however created, in any office may be filled by election by the directors.

Section 21.  Chairman of the Board.

The Chairman of the Board shall preside at meetings of the shareholders and directors, shall initiate and develop broad corporate policies and shall have such other powers and duties as may be prescribed by the directors.  Except where the signature of the President is required by law, the Chairman of the Board shall possess the same power as the President to execute all authorized deeds, mortgages, bonds, contracts and other instruments and obligations in the name of the Corporation.  The Chairman of the Board and the President may be the same person.

Section 22.  President.

The President of the Corporation shall have general supervision over its property, business and affairs, subject to the directions of the Chairman of the Board or the directors.  Unless otherwise determined by the directors, he shall have authority to execute all authorized deeds, mortgages, bonds, contracts and other instruments and obligations in the name of the Corporation, and in the absence of the Chairman of the Board shall preside at meetings of the shareholders and the directors.  He shall have such other powers and duties as may be prescribed by the directors.

Section 23.  Vice Presidents.

The Vice Presidents shall have such powers and duties as may be prescribed by the directors or as may be delegated by the Chairman of the Board or the President.

Section 24.  Secretary.

The Secretary shall attend and keep the minutes of all meetings of the shareholders and of the directors.  He shall keep such books as may be required by the directors and shall give all notices of meetings of shareholders and directors, provided, however, that any persons calling such meetings may, at their option, themselves give such notice.  He shall have such other powers and duties as may be prescribed by the directors, the Chairman of the Board or the President.

Section 25.  Treasurer.

The Treasurer shall receive and have in charge all money, bills, notes, bonds, stocks in other corporations and similar property belonging to the Corporation and shall do with the same as shall be ordered by the directors.  He shall keep accurate financial accounts and hold the same open for inspection and examination of the directors.  On the expiration of his term of office, he shall turn over to his successor, or the directors, all property, books, papers and money of the Corporation in his hands.  He shall have such other powers and duties as may be prescribed by the directors, the Chairman of the Board or the President.

Section 26.  Delegation of Duties.

The directors are authorized to delegate the duties of any officers to any other officer and generally to control the action of the officers and to require the performance of duties in addition to those mentioned herein.

Section 27.  Compensation.

The directors are authorized to determine or to provide the method of determining the compensation of all officers and directors.

Section 28.  Signing Checks and Other Instruments.

The directors are authorized to determine or provide the method of determining how checks, notes, bills of exchange and similar instruments shall be signed, countersigned or endorsed.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 29.  Indemnification.

The Corporation shall indemnify any director or officer and any former director or officer of the Corporation and any such director or officer who is or has served at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law.  The indemnification provided for herein shall not be deemed to restrict the power of the Corporation (i) to indemnify employees, agents and others to the extent not prohibited by law, (ii) to purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer or employee of the Corporation, or any person who is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, and (iii) to enter into agreements with persons of the class identified in clause (ii) above indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against or incurred by them in such capacities.

PROVISIONS IN ARTICLES OF INCORPORATION

Section 30.  Provisions in Articles of Incorporation.

These Regulations are at all times subject to the provisions of the Articles of Incorporation of the Corporation as the same may be in effect from time to time.

LOST CERTIFICATES

Section 31.  Lost Certificates.

The directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon such terms and conditions as they may deem advisable upon satisfactory proof of loss or destruction thereof.  When authorizing such issue of a new certificate, the directors may, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the directors shall require and/or to give the Corporation a suitable bond or indemnity against loss by reason of the issuance of a new certificate.

RECORD DATES

Section 32.  Record Dates.

For any lawful purpose, including, without limitation, the determination of the shareholders who are entitled to:  (i) receive notice of or to vote at a meeting of shareholders; (ii) receive payment of any dividend or distribution; (iii) receive or exercise rights of purchase of or subscription for, or exchange or conversion of, shares or other securities, subject to contract rights with respect thereto; or (iv) participate in the execution of written consents, waivers, or releases, the directors may fix a record date which shall not be a date earlier than the date on which the record date is fixed and, in the cases provided for in clauses (i), (ii) and (iii) above, shall not be more than ninety (90) nor fewer than seven (7) days, unless the Articles of Incorporation specify a shorter or a longer period for such purpose, preceding the date of the meeting of the shareholders, or the date fixed for the payment of any dividend or distribution, or the date fixed for the receipt or the exercise of rights, as the case may be.

CONTROL SHARE ACQUISITIONS

Section 33. Control Share Acquisitions.

The Corporation shall not be subject to the provisions of Section 1701.831 of the Ohio Revised Code regarding “control share acquisitions” of shares of the Corporation.

AMENDMENTS

Section 34.  Amendments.

These Regulations may be amended or repealed in following manner.

(a)           At any meeting of shareholders called for that purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal;

(b)           by the directors unless with respect to any such amendment a provision of the Ohio Revised Code reserves such authority to the shareholders.

(c)           Notwithstanding the provisions of Section 34(a) hereof and notwithstanding the fact that a lesser percentage may be specified by law or any other provision of these Regulations, the amendment, alteration, change or repeal of, or adoption of any provisions inconsistent with, Sections 9, 33 or 34(c) of these Regulations shall require the affirmative vote of holders of shares representing at least eighty percent (80%)  of the voting power of the Corporation, unless such amendment, alteration, change, repeal or adoption has been recommended by at least two-thirds of the members of the Board of Directors of the Corporation then in office, in which event the provisions of Section 34(a) hereof shall apply.